                                DCTC-Burney, Inc.

                                      14.1

                          Certificate of Incorporation
                               Filed June 26, 1987

                          CERTIFICATE OF INCORPORATION
                                       OF
                               DCTC-REDDING, INC.

                  FIRST:  The name of the Corporation is DCTC-Redding, Inc.

                  SECOND: The address of DCTC-Redding, Inc.'s registered agent in the State of Delaware is 800 King Street, City of Wilmington, and County of New Castle, 19899. The registered agent is the Corporation itself.

                  THIRD: The nature of the business or purposes to be conducted or promoted is:

                           To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares which this Corporation is authorized to issue is One Thousand (1,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

                  FIFTH: The name and mailing address of the Incorporator is:

                  Name                          Address

                  Barry J. Sheingold            800 King Street
                                                Wilmington, Delaware 19899

                  SIXTH: The names and mailing addresses of the directors who shall serve until the first annual meeting of stockholders or until their successors are elected and qualify are:

                  Name                          Address

                  Nevius M. Curtis              800 King Street
                                                Wilmington, Delaware 19899

                  Roger D. Campbell             800 King Street
                                                Wilmington, Delaware 19899

                  H. Ray Landon                 800 King Street
                                                Wilmington, Delaware 19899

                  Donald E. Cain                P. O. Box 9239
                                                Newark, Delaware 19714

                  Thomas S. Shaw, Jr.           800 King Street
                                                Wilmington, Delaware 19899

                  SEVENTH: The Board of Directors may make, alter and repeal any by-law of the Corporation.

                  EIGHTH: No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify its directors, officers and employees against expenses, judgment, fines and amounts paid in settlement actually and reasonably incurred by them by reason of their serving in such capacity to the fullest extent permitted by the Delaware General Corporation Law.

                I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand and seal this 16th day of June, 1987.


                                          _______________________________
                                          Barry J. Sheingold